Calculation of Filing Fee Table

Form S-1

(Form Type)

Eargo, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Common stock, par value $0.0001 per share	457(c)	316,425,980	$0.65	$205,676,887	$110.20 per $1,000,000	$22,665.59

	Total Offering Amounts					$205,676,887		$22,665.59

	Total Fees Previously Paid					—		—

	Total Fee Offsets					—		—

	Net Fee Due					$205,676,887		$22,665.59

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the registrant is also registering an indeterminate number of additional shares of common stock that may become issuable as a result of any stock dividend, stock split, recapitalization or other similar transaction.

(2)

Estimated solely for the purpose of calculating as the registration fee pursuant to Rule 457(c) promulgated under Securities Act based on the average of the high and low sales prices of shares of the registrant’s common stock on The Nasdaq Stock Market LLC on December 12, 2022 (such date being within five business days prior to the date that this registration statement was filed with the U.S. Securities and Exchange Commission).